Exhibit 10.30
ADDENDUM REGARDING CASH-BASED AWARDS
TO THE
FARMER BROS. CO.
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN
(Effective December 5, 2014)

The Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan was approved by the Company’s stockholders at its 2013 annual meeting (the “Plan”). The purpose of this Addendum to the Plan is to further define cash-based awards or other incentives payable in cash, which is permitted under Section 2.2 of the Plan, by setting forth provisions adding phantom stock units as a method of providing a cash-based but equity-related incentive to key employees of the Company and its Board members, in order to provide the Administrator with more flexibility. The Addendum, as set forth in the paragraphs below, will become effective on the date on which it is approved by the Board of Directors.

The following Addendum is hereby added to, and attached at the end of, the Plan:

ADDENDUM TO THE
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

PHANTOM STOCK UNITS

Phantom Stock Units. The Administrator is authorized to make Awards of Phantom Stock Units (as defined below) to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time the Award is granted, the Administrator may specify the date or dates on which the Phantom Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Alternatively, the Administrator may in its discretion specify one or more Performance Goals, or other specific performance goals, the satisfaction of which shall cause the Phantom Stock Units to become fully vested and nonforfeitable. The Administrator may accelerate the vesting of any Award in the event of a Participant’s Termination of Employment or Termination of Directorship, or a Change in Control. “Phantom Stock Unit” means a right to receive a cash payment as set forth in this Addendum. The definition of “Award” set forth in Section 2.2 of the Plan shall also include any Phantom Stock Unit award.

Cash Payments. At the time the Award is granted, the Administrator shall specify the payment date or dates applicable to each Award of Phantom Stock Units which shall be no earlier than the vesting date or dates of the Award. On the payment date, the Company shall pay a cash amount to the Participant for each Phantom Stock Unit that is vested and scheduled to be distributed on such date and not previously forfeited. The cash payment for each Phantom Stock Unit that is vested and payable shall equal the Fair Market Value on the payment date of a share of Stock. The total of such cash payments to any Participant during a calendar year shall be subject to the limitation set forth in Section 3.3 of the Plan.

Award Agreements. Each Award of Phantom Stock Units shall be evidenced by a written Award Agreement satisfying the requirements stated in this Addendum, and also satisfying Section 7 of the Plan to the extent the Award is intended to constitute a Qualified Performance-Based Award.